Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PENN NATIONAL GAMING, INC.,

PNG ACQUISITION COMPANY INC.

AND

PNG MERGER SUB INC.

June 15, 2007

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-ii-

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AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 15th day of June, 2007 by and among PENN NATIONAL GAMING, INC., a Pennsylvania corporation (the “Company”), PNG ACQUISITION COMPANY INC., a Delaware corporation (“Parent”), and PNG MERGER SUB INC., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

     A.   The parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct or indirect wholly owned subsidiary of Parent (the “Surviving Corporation”). The Surviving Corporation shall retain the name of the Company.

     B.   The Board of Directors of the Company has (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and (iii) resolved to recommend that shareholders of the Company approve this Agreement.

     C.   The respective Boards of Directors of Parent and Merger Sub have unanimously approved this Agreement.

     D.   In the Merger, subject to the terms of Article II hereof, each share of common stock, $.01 par value per share, of the Company, including any Rights associated therewith (the “Shares”), other than those shares held by Parent, will be converted into the right to receive $67.00 per share in cash, subject to possible increase as provided herein.

     E.   The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

     F.   This Agreement is intended to constitute the plan of merger required by Section 1927 of the PBCL (as hereinafter defined) for the Merger.

AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

     Section 1.1. Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

      “2007 Budget” has the meaning set forth in Section 6.1(f) .

      “Adjustment Date” has the meaning set forth in Section 2.2(c) .

      “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company.

      “Agreement” has the meaning set forth in the Preamble.

      “Articles of Merger” has the meaning set forth in Section 2.1(b) .

      “Book-Entry Share” has the meaning set forth in Section 2.2(c) .

      “Business Day” means any day other than the days on which banks in New York, New York are required or authorized to close.

      “CCB” has the meaning set forth in Section 7.2(b) .

      “Certificate” has the meaning set forth in Section 2.2(c) .

      “Closing” has the meaning set forth in Section 2.1(d) .

      “Closing Date” has the meaning set forth in Section 2.1(d) .

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Company” has the meaning set forth in the Preamble.

      “Company Acquisition Proposal” has the meaning set forth in Section 7.4(g)(i) .

      “Company Benefit Plan” means each Employee Benefit Plan (other than any multiemployer plan within the meaning of ERISA Section 3(37)) and all stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, employment, change-in-control, fringe benefit, bonus, incentive, pension, profit sharing, medical, deferred compensation and other material Employee Benefit Plans, agreements, programs, policies, practices or other arrangements, whether or not subject to ERISA, under which any Company Employee has any present or future right to benefits, maintained or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any present or future liability.

      “Company Disclosure Letter” has the meaning set forth in the preamble to Article IV.

      “Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

      “Company Equity Awards” means Company Options and Company Restricted Shares.

      “Company Intellectual Property” has the meaning set forth in Section 4.19.

      “Company Options” means outstanding options to acquire Shares from the Company granted to Company Employees under the Company Stock Plans or otherwise.

      “Company Proxy Statement” means the proxy statement, together with any amendments or supplements thereto and any other related proxy materials, relating to the approval of this Agreement by the Company’s shareholders prepared in accordance with applicable Law.

      “Company Restricted Shares” has the meaning set forth in Section 2.2(e) .

      “Company SEC Reports” has the meaning set forth in Section 4.6(a) .

      “Company Securities” has the meaning set forth in Section 4.5(b) .

      “Company Shareholder Meeting” has the meaning set forth in Section 7.1(a) .

      “Company Stock Plans” means the 2007 Employees Long Term Incentive Compensation Plan, 2007 Long Term Incentive Compensation Plan For Non-Employee Directors, 2003 Long Term Incentive Compensation Plan and 1994 Stock Option Plan.

      “Compensation” has the meaning set forth in Section 7.8(a) .

      “Confidentiality Agreements” means the Confidentiality Agreement, dated April 23, 2007, between the Company and Fortress Investment Group LLC and the Confidentiality Agreement, dated April 23, 2007, between the Company and Centerbridge Associates, L.P.

      “Consent Solicitation” has the meaning set forth in Section 7.13(a) .

      “Contract” has the meaning set forth in Section 4.4.

      “Current Employee” has the meaning set forth in Section 7.8(a) .

      “Current Policies” has the meaning set forth in Section 7.5(a) .

      “Damages” has the meaning set forth in Section 7.5(a) .

      “Debt Financing” has the meaning set forth in Section 5.7.

      “Debt Financing Commitments” has the meaning set forth in Section 5.7.

      “Debt Tender Offer” has the meaning set forth in Section 7.13(a) .

      “Disbursing Agent” has the meaning set forth in Section 2.3(a) .

      “DOJ” has the meaning set forth in Section 7.2(b) .

      “Dual Voting Structure” has the meaning set forth in Section 5.8.

      “Effective Time” has the meaning set forth in Section 2.1(b) .

      “Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

      “Employment Agreement” means any employment, severance, retention, termination, indemnification, change in control or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee of the Company or any of its Subsidiaries, on the other hand.

      “End Date” has the meaning set forth in Section 9.1(b)(i) .

      “Environment” has the meaning set forth in Section 4.18(b) .

      “Environmental Law” has the meaning set forth in Section 4.18(b) .

      “Environmental Permits” has the meaning set forth in Section 4.18(a) .

      “Equity Financing” has the meaning set forth in Section 5.7.

      “Equity Financing Commitments” has the meaning set forth in Section 5.7.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      “ERISA Affiliate” has the meaning set forth in Section 4.14(c) .

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      “Excluded Party” has the meaning set forth in Section 7.4(b) .

      “Financing” has the meaning set forth in Section 5.7.

      “Financing Commitments” has the meaning set forth in Section 5.7.

      “FTC” has the meaning set forth in Section 7.2(b) .

      “Gaming Approvals” has the meaning set forth in Section 7.2(e) .

      “Gaming Authority” means any Governmental Authority with regulatory control or jurisdiction over casino, pari-mutuel, lottery or other gaming activities and operations.

      “Gaming Law” means, with respect to any Person, any Law governing or relating to any current or contemplated casino, pari-mutuel, lottery or other gaming activities and operations of such Person and its Subsidiaries, including, the rules and regulations established by any Gaming Authority.

      “GAAP” means United States generally accepted accounting principles.

      “Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or any government or political subdivision thereof, in each case, whether national, federal, tribal, provincial, state, regional, local or municipal.

      “Hazardous Materials” has the meaning set forth in Section 4.18(b) .

      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      “Indenture” has the meaning set forth in Section 7.13(a) .

      “Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, Permits, rules and bylaws, in each case, of a Governmental Authority.

      “Lazard” has the meaning set forth in Section 4.10.

      “Licensed Persons” has the meaning set forth in Section 7.2(f) .

      “Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

      “Limited Guarantee Provisions” has the meaning set forth in Section 5.7.

      “Material Adverse Effect on the Company” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, except (other than in clauses (A), (B), (C), (D), (H), (I) and (J) below) to the extent such changes have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate, that Material Adverse Effect on the Company shall not be deemed to include any event, change, effect, development, condition or occurrence to the extent resulting from any one or more of the following: (A) changes in general economic conditions, the securities or financial markets, the gaming industry generally or in any specific jurisdiction or regulatory, legislative or other political conditions or developments; (B) public disclosure of this Agreement or the transactions contemplated hereby, including the identity and/or structure of Parent and its Affiliates; (C) any taking of any action specifically required by this Agreement; (D) changes in Law (other than a change in Law enacted by the State of Illinois, the State of Indiana, the State of West Virginia or the Commonwealth of

Pennsylvania prohibiting all gaming activities which are currently permitted therein) or GAAP, or the interpretation thereof; (E) any outbreak or escalation of hostilities or war or any act of terrorism; (F) any weather-related or other force majeure event; (G) any outbreak of illness or other public health-related event; (H) any divestiture or disposition of any assets or operations of the Company or any of its Subsidiaries which, as of the date hereof, the Company and its Subsidiaries have committed to make to satisfy any Gaming Authority or which is disclosed in the Company Disclosure Letter; (I) changes in the share price or trading volume of the Shares or the failure of the Company to meet projections or forecasts (unless due to a circumstance which would separately constitute a Material Adverse Effect on the Company); or (J) any litigation alleging breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement.

      “Material Contract” has the meaning set forth in Section 4.21(a) .

      “Merger” has the meaning set forth in the Recitals.

      “Merger Consideration” has the meaning set forth in Section 2.2(c) .

      “Merger Shares” has the meaning set forth in Section 2.2(c) .

      “Merger Sub” has the meaning set forth in the Preamble.

      “New Financing Commitments” has the meaning set forth in Section 7.9(c) .

      “No-Shop Period Start Date” has the meaning set forth in Section 7.4(a) .

      “Notes” has the meaning set forth in Section 7.13(a) .

      “Owned Real Property” has the meaning set forth in Section 4.20(a) .

      “Parent” has the meaning set forth in the Preamble.

      “Parent Disclosure Letter” has the meaning set forth in the preamble to Article V.

      “Parent Expenses” has the meaning set forth in Section 9.2(e) .

      “Parent Plan” has the meaning set forth in Section 7.8(b) .

      “PBCL” has the meaning set forth in Section 2.1(a) .

      “Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority (including any Gaming Authority) possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries.

      “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings or with respect to which there remains an opportunity to contest; or (iii) the Real Property Leases; (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Report filed prior to the date of this Agreement; and (ix) any other Liens that do not secure a liquidated amount and that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      “Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture, group or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

      “Real Property Leases” has the meaning set forth in Section 4.20(b) .

      “Recommendation” has the meaning set forth in Section 7.1(a) .

      “Recommendation Withdrawal” has the meaning set forth in Section 7.4(d) .

      “Release” has the meaning set forth in Section 4.18(b) .

      “Representatives” has the meaning set forth in Section 7.4(a) .

      “Required Financial Information” has the meaning set forth in Section 7.9(a) .

      “Requisite Shareholder Vote” has the meaning set forth in Section 4.2(a) .

      “Restraint” has the meaning set forth in Section 8.1(d) .

      “Reverse Termination Fee” means $200 million.

      “Rights” has the meaning set forth in the Rights Agreement.

      “Rights Agreement” has the meaning set forth in Section 4.12.

      “Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(a) .

      “SEC” means the U.S. Securities and Exchange Commission.

      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      “Shares” has the meaning set forth in the Recitals.

      “Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

      “Subsidiary Securities” has the meaning set forth in Section 4.5(c) .

      “Superior Proposal” has the meaning set forth in Section 7.4(g)(ii) .

      “Surviving Corporation” has the meaning set forth in the Recitals.

      “Takeover Statute” has the meaning set forth in Section 4.12.

      “Tax” means all U.S. Federal, state, local, foreign and other taxes (including withholding taxes), assessments, levies, imposts and other governmental charges of any kind or nature whatsoever, together with any interest, penalties or additions imposed with respect thereto.

      “Tax Return” means any return, declaration, report, statement, information statement or other document required to be filed with a Governmental Authority with respect to Taxes, including any amendments or supplements to any of the foregoing.

      “Termination Fee” means $100 million if the Termination Fee becomes payable in connection with a transaction with an Excluded Party and $200 million in all other circumstances.

      “Vessels” means the vessels owned by the Company or any of its Subsidiaries and listed on Section 4.20(a) of the Company Disclosure Letter.

     Section 1.2.   Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Annexes or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Annexes or Schedules, to this Agreement, unless the context expressly provides otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Annexes) and not to any particular provision of this Agreement.

ARTICLE II

THE MERGER

     Section 2.1.   The Merger.

     (a) At the Effective Time, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger as a direct or indirect wholly owned subsidiary of Parent.

     (b) On the Closing Date, the Company and Merger Sub shall file the Articles of Merger (the “Articles of Merger”) executed in accordance with, and containing such information as is required by, the relevant provisions of the PBCL with the Department of State of the Commonwealth of Pennsylvania. The Merger shall become effective at such time as the Articles of Merger have been accepted for record by the Department of State of the Commonwealth of Pennsylvania or at such other, later date and time as is agreed between the parties and specified in the Articles of Merger in accordance with the relevant provisions of the PBCL (such date and time is hereinafter referred to as the “Effective Time”).

     (c) The Merger shall generally have the effects set forth in Section 1929, and any other applicable provisions, of the PBCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

     (d) The closing of the Merger (the “Closing”) shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or (ii) at such other place and at such date and time as the Company and Parent may agree (the actual date of the Closing, the “Closing Date”), as soon as reasonably practicable but, in any event, no later than the seventh Business Day after the day on which the last condition to the Merger set forth in Article VIII is satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions).

     Section 2.2.   Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of the Shares:

     (a) Each Share held by the Company as treasury stock or owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time (including Shares acquired by Parent immediately prior to the Effective Time), if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

     (b)   Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Parent (or its parent entity) shall be recapitalized effective as of the Effective Time to implement the Dual Voting Structure. The voting shares issuable by Parent (or its parent entity) shall be held by one or more Delaware limited liability companies owned by the Licensed Persons, and the non-voting shares issuable by Parent (or its parent entity) shall be held indirectly through one or more Delaware limited liability companies held by equity providers.

     (c)   Each Share (including any Company Restricted Shares, except as provided in Section 2.2(e)) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.2(a)) automatically shall be canceled and converted into the right to receive $67.00 in cash (as adjusted by the last sentence of this Section 2.2(c) if applicable, the “Merger Consideration”), without interest, payable to the holder thereof upon surrender of the certificate (a “Certificate”) or the book-entry share (a “Book-Entry Share”) formerly representing such Share in the manner provided in Section 2.3. Such Shares (including any Company Restricted Shares, except for those which, in accordance with Section 2.2(e), are not cancelled and converted into the right to receive the Merger Consideration), other than those canceled pursuant to Section 2.2(a) and any Shares owned by a wholly owned Subsidiary of the Company (which Shares shall remain outstanding), sometimes are referred to herein as the “Merger Shares.” In the event that the Effective Time shall not have occurred by June 15, 2008 (the “Adjustment Date”), the $67.00 cash amount per share payable pursuant to the first sentence of this Section 2.2(c) shall be increased for each day after the Adjustment Date through and including the Closing Date, by adding thereto an amount equal to $0.0149 per day.

     (d)   If, between the date of this Agreement and the Effective Time, the number of outstanding Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Share and any other dependent items shall be appropriately adjusted to provide the holders of the Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent items, subject to further adjustment in accordance with this Section 2.2(d) .

     (e)   Each Share (other than those canceled pursuant to Section 2.2(a)) outstanding immediately prior to the Effective Time, granted subject to vesting or other lapse restrictions pursuant to the Company Stock Plans or any applicable restricted stock award agreements (collectively, the “Company Restricted Shares”), shall, by virtue of this Agreement and in accordance with Section 2.4(b), vest and become free of such restrictions immediately prior to the Effective Time and, except for Company Restricted Shares as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Company Restricted Shares shall be treated as so agreed, shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.2(c) .

     (f)   The Company Options outstanding immediately prior to the Effective Time shall be treated as provided in Section 2.4.

     Section 2.3.   Payment of Cash for Merger Shares and Company Options.

     (a)   Prior to the Closing Date, Parent shall designate a bank or trust company that is reasonably satisfactory to the Company to serve as the disbursing agent for the Merger Consideration and payments in respect of the Company Options (the “Disbursing Agent”). Immediately prior to the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania, Parent will deposit, or will cause to be deposited, with the Disbursing Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay for Company Options outstanding immediately prior to the Effective Time pursuant to Section 2.4. Pending distribution of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares and Company Options outstanding immediately prior to the Effective Time and shall not be used for any other purposes; provided, however, that Parent may direct the Disbursing Agent to invest such cash in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $500,000,000, or (iii) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor’s Corporation or Moody’s Investor Services, Inc. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of Parent.

     (b)   As promptly as practicable after the Effective Time, the Surviving Corporation shall send, or cause the Disbursing Agent to send, to each record holder of Merger Shares as of immediately prior to the Effective Time a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates or Book-Entry Shares will be effected, and risk of loss and title will pass, only upon delivery of the Certificates or Book-Entry Shares to the Disbursing Agent. Upon surrender of such Certificate(s) or Book-Entry Share(s) to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, without interest. Until so surrendered and exchanged, each such Certificate or Book-Entry Share shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration in respect of such Certificate or Book-Entry Share, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate or Book-Entry Share in respect thereof.

     (c)   If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate(s) or Book-Entry Share(s) surrendered in exchange therefor, it shall be a condition to such payment that the Certificate(s) or Book-Entry Share(s) so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Disbursing Agent that such stock transfer taxes have been paid or are not payable.

     (d)   After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Disbursing Agent, such Shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

     (e)   If any cash deposited with the Disbursing Agent remains unclaimed twelve months after the Effective Time, such cash shall be returned to Parent or the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificate(s) or Book-Entry Share(s) for the Merger Consideration payable in respect thereof prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Disbursing Agent or any of their respective directors, officers, employees and agents shall be liable to any holder of Certificates or Book-Entry Shares for an amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates or Book-Entry Shares as of the date on which such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

     (f)   Except as provided in Section 2.2, from and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

     (g)   In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be made against the Surviving Corporation or the Disbursing Agent with respect to such Certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

     (h)   Parent, Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Company Restricted Shares or Company Options pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law. To the extent any amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes as having been paid to the holder of the Shares, Company Restricted Shares or Company Options in respect of which such deduction and withholding was made.

     Section 2.4.   Treatment of Company Options.

     (a)   As of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be accelerated and become vested and, except for Company Options as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Company Options shall be treated as so agreed, will be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the product of (i) the number of Shares subject to such Company Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, without interest. All payments with respect to canceled Company Options shall be made by the Disbursing Agent as promptly as practicable after the Effective Time from funds deposited by or at the direction of Parent for the purpose of paying such amounts in accordance with Section 2.3(a) .

     (b)   Prior to the Effective Time, the Company and Parent will adopt such resolutions and take such other commercially reasonable actions as are reasonably necessary in order to effectuate the actions contemplated by Section 2.2(e) and this Section 2.4, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation, provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

ARTICLE III

THE SURVIVING CORPORATION

     Section 3.1.   Articles of Incorporation. The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, which shall be in the form attached hereto as Annex A, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; provided, however, that Article I thereof shall read as follows: “The name of the Corporation is Penn National Gaming, Inc.”.

     Section 3.2.   Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time, which shall be in the form attached hereto as Annex B, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable Law.

     Section 3.3.   Directors and Officers. From and after the Effective Time, (i) the directors of the Surviving Corporation at the Effective Time shall be as specified in Annex C (and such other directors as may be designated by Parent) and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

     Section 3.4.   Headquarters of the Surviving Corporation. Parent intends to maintain the headquarters of the Surviving Corporation in Wyomissing, Pennsylvania for at least three years after the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the section of the disclosure letter delivered to Parent and Merger Sub by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) that specifically relates to such section, or, if disclosed in another section of the Company Disclosure Letter, is reasonably apparent from the substance of such disclosure to relate to such section, of this Article IV below, or (y) other than in the case of Sections 4.5 and 4.6, as may be disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

     Section 4.1.   Corporate Existence and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction, except where the failure to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has all corporate or similar powers and authority required to own, lease and operate its respective properties and carry on its business as now conducted, except where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.2.   Corporate Authorization.

     (a)   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Shareholder Vote, to consummate the Merger and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for the approval and adoption of this Agreement by a majority of the votes cast by all shareholders entitled to vote thereon (the “Requisite Shareholder Vote”), no other corporate proceedings on the part of the Company are necessary to approve and adopt this Agreement. The Board of Directors of the Company, at a duly held meeting has (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its shareholders, (ii) approved the Merger and the execution, delivery and performance of this Agreement, and (iii) resolved to recommend that the Company shareholders approve and adopt this Agreement and directed that such matter be submitted for the consideration of the shareholders of the Company at the Company Shareholder Meeting.

     (b)   This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

     Section 4.3.   Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not require any consent, approval, authorization or Permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Articles of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) filings with, and approvals by, Gaming Authorities; (iv) compliance with the applicable requirements of the Exchange Act including the filing of the Company Proxy Statement; (v) compliance with the rules and regulations of the NASDAQ Global Select Market; (vi) compliance with the rules of the Ontario Lottery and Gaming Corporation and with any applicable foreign or state securities or Blue Sky laws; and (vii) any such consent, approval, authorization, Permit, action, filing or notification the failure of which to make or obtain would not (A) be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its material obligations hereunder.

     Section 4.4.   Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of (A) the Company or (B) any of its Subsidiaries; (ii) assuming compliance with the matters referenced in Section 4.3 and the receipt of the Requisite Shareholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) require the consent, approval or authorization of, or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (i)(B), (ii) and (iii) above, which would not (A) be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of the Merger or the Company’s ability to observe and perform its material obligations hereunder.

     Section 4.5.   Capitalization.

     (a)   As of March 31, 2007, the authorized capital stock of the Company consists of:

          (i) 200,000,000 Shares, of which 85,464,858 shares were issued and outstanding (including 380,000 outstanding Company Restricted Shares);

          (ii) 1,000,000 shares of preferred stock, par value $.01 per share, none of which were issued and outstanding; and

          (iii) outstanding Company Options to purchase an aggregate of 8,646,567 Shares, with a weighted average exercise price of $25.15 per share.

     All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. As of March 31, 2007, 1,698,800 Shares were held in the treasury of the Company.

     (b)   Except as set forth in Section 4.5(a) and except for 3,226,975 Shares reserved for issuance pursuant to the Company Stock Plans and except for the Rights, as of the date of this Agreement, there have not been reserved for issuance, and there are no outstanding: (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) Company Options or other rights or options to acquire from the Company, or obligations of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iv) equity equivalent interests in the ownership or earnings of the Company or other similar rights in respect of the Company (the securities described in clauses (i) through (iv) are collectively referred to herein as the “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or preemptive rights with respect thereto.

     (c)   The Company or one or more of its Subsidiaries is the record and beneficial owner of the equity interests held by it of each Subsidiary of the Company, free and clear of any Lien other than Permitted Liens. As of the date of this Agreement, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to the issuance of any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any material payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company. As of the date of this Agreement there are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

     (d)   From March 31, 2007 to the date of this Agreement, (i) the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and (ii) other than the issuance of Shares upon the exercise of Company Options, neither the Company nor any Subsidiary of the Company has issued, sold or repurchased any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

     (e)   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Company shareholders may vote are outstanding.

     Section 4.6.   Reports and Financial Statements.

     (a)   The Company has timely filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2005 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since January 1, 2005, with any amendments thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects, as of the date filed with the SEC, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC and, if amended, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports, and (ii) to the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

     (b)   Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to normal year-end adjustments and other adjustments described therein, including the notes thereto). Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.

     (c)   The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed to the knowledge of the Company, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material (unless clearly inconsequential), that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2004, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Report has been so disclosed.

     Section 4.7.   Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheets (or the related notes thereto) of the Company included in the Company SEC Reports, (ii) liabilities incurred in the ordinary course of business since the date of such balance sheets, and (iii) transactions contemplated by this Agreement, including any Taxes incurred in connection therewith, as of the date hereof, neither the Company nor any of its Subsidiaries has incurred any liability of any nature (whether absolute, accrued or contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet (or the related notes thereto) of the Company and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.8.   Disclosure Documents. The Company Proxy Statement will not, at the date it is first mailed to shareholders of the Company, at the time of any amendments thereof or supplements thereof, and at the time of the Company Shareholder Meeting (other than as to information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable Law as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement based on information supplied by Parent, Merger Sub or their respective Affiliates expressly for inclusion therein.

     Section 4.9.   Absence of Certain Changes or Events. Since January 1, 2007, no change, circumstance, event or effect has occurred which has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Between January 1, 2007 and the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice and have not, (A) set aside, made or paid any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock), or authorized, committed or agreed to take any of the foregoing actions, (B) except to the extent required by Law or collective bargaining agreement, adopted, amended in any material respect or terminated any Company Benefit Plan or any other material bonus, severance, insurance pension or other material Employee Benefit Plan, (C) made any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10 million or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice, (D) made any material change to any of the financial accounting methods, principles or practices used by it, except to the extent required by GAAP or (E) authorized, committed or agreed to take any of the foregoing actions.

     Section 4.10.   Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person retained by the Company, except Lazard Frères & Co. LLC (“Lazard”), is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee payable by the Company or any Subsidiary of the Company in connection with any of the transactions contemplated by this Agreement. Prior to the date hereof, the Company furnished Parent with a true and complete copy of the engagement letter entered into between the Company and Lazard.

     Section 4.11.   Opinion of Financial Advisor. Lazard has delivered to the Board of Directors an opinion to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the shareholders of the Company is fair, from a financial point of view, to such shareholders.

     Section 4.12.   Anti-Takeover Provisions. No “fair price,” “merger moratorium,” “control share acquisition,” or other anti-takeover or similar statute or regulation (each, a “Takeover Statute”) applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby, except for (i) those which have been made not applicable to this Agreement, the Merger and the other transactions contemplated hereby by valid action of the Board of Directors of the Company prior to the execution and delivery hereof and (ii) those which do not restrict or prohibit this Agreement, the Merger and the transactions contemplated hereby because Parent will be the sole shareholder of the Company upon consummation of the Merger and prior to the implementation of the Dual Voting Structure. Prior to the execution and delivery hereof, the Board of Directors of the Company took all action necessary to ensure that Parent, Merger Sub and their respective Affiliates and Associates, as defined in the rights agreement (the “Rights Agreement”), dated as of March 17, 1999, entered into by and between the Company and Continental Stock Transfer & Trust Company, are excepted from the definitions of Acquiring Person and Adverse Person in the Rights Agreement only to the extent each is a Beneficial Owner (as defined in the Rights Agreement) as a result of the approval, execution and delivery of this Agreement or consummation of the transactions contemplated hereby or thereby.

     Section 4.13.   Compliance With Laws.

     (a)   The Company and each of its Subsidiaries is in compliance with all Laws (including Gaming Laws) applicable to the Company, its Subsidiaries and their respective businesses and activities, except for such noncompliance that has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b)   The Company and each Subsidiary of the Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted and currently proposed to be conducted, except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.14.   Employee Matters.

     (a)   Each of the Company Benefit Plans is listed on Section 4.14(a) of the Disclosure Letter, and a true and correct copy of each of the Company Benefit Plans, has been supplied to Parent. In the case of any Company Benefit Plan which is not in written form, Parent has been supplied with an accurate description of the material provisions of such Company Benefit Plan as in effect on the date hereof. Except to the extent specifically made available to Parent, as of the date hereof there are no material amendments to any Company Benefit Plan that have been adopted or approved, nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new material Company Benefit Plan.

     (b)   With respect to each Company Benefit Plan, (i) all material contributions due from the Company or any of its Subsidiaries to date have been timely made and all material amounts properly accrued, (ii) each such Company Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and the Company is not aware of any reason why any such determination letter should be revoked or not issued, as applicable, and (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated with respect to any such Company Benefit Plan which has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (c)   Neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), (i) maintains or contributes to, or has maintained or contributed to, (x) any Employee Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (y) a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA or (z) a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) has incurred or reasonably expects to incur any material liability pursuant to Title I or Title IV of ERISA or material penalty, excise Tax or joint and several liability pursuant to any provisions of the Code or any foreign Law or regulation relating to Employee Benefit Plans, whether contingent or otherwise. With respect to each Company Benefit Plan that is a “multiemployer plan,” no complete or partial withdrawal from such plan has been made by the Company or any Subsidiary, or by any other person, that could result in any liability to the Company or any Subsidiary, whether such liability is contingent or otherwise, except for liabilities that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (d)   Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, no deduction for federal income Tax purposes has been or to the knowledge of the Company is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

     (e)   No Company Benefit Plan is, to the knowledge of the Company, as of the date hereof, the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority. With respect to each Company Benefit Plan for which financial statements are required by ERISA, there has been no change in the financial status of such Plan since the date of the most recent such statements except any of the foregoing as would not be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (f)   Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

     (g)   Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability with respect to an obligation to provide health or other non-pension benefits to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law.

     (h)   Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, the proposed regulations issued thereunder and the Internal Revenue Service Notice 2005-1.

     (i)   Parent has been supplied with an analysis prepared by Strategic Apex Group in connection with the preparation of the Company's 2007 annual meeting proxy statement, regarding the applicability of Sections 280G and 4999 of the Code to payments and benefits which could become payable and due to the individuals identified as “named executive officers” in such proxy statement in connection with a change in control of the Company on December 31, 2006 which qualifies as a transaction described in Section 280G(b)(2)(A) of the Code, including any related tax “gross-up” payment that would become payable to each such individual.

     Section 4.15.   Employees.

     (a)   Section 4.15(a) of the Company Disclosure Letter lists as of the date hereof (i) any collective bargaining agreement or any labor union contract that the Company or any of its Subsidiaries is a party to or bound by, and (ii) to the knowledge of the Company, any activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened organized labor strike, walkout, work stoppage, slowdown, or, to the Company’s knowledge, governmental investigation with respect to employees of the Company or any of its Subsidiaries, in any case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No union grievance or labor arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Company or its Subsidiaries that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

     (b)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to its current or former employees, officers or directors or employment practices that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company.

     (c)   The Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to labor and employment, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages, immigration, workers compensation, working conditions and occupational safety and health, family and medical leave and employee terminations except for such noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.16.   Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company, any of its Subsidiaries or any director, officer or employee of any of the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any order, judgment, writ, injunction or decree, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.17.   Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

     (a)   To the knowledge of the Company (i) the Company and each of its Subsidiaries have timely filed (taking into account extensions) all Tax Returns required to be filed by applicable Law with respect to the Company and each of its Subsidiaries, (ii) all such Tax Returns are true, correct and complete, and (iii) the Company and each of its Subsidiaries have timely paid all Taxes due and payable with respect to the Company and each of its Subsidiaries, except, in the case of clauses (ii) and (iii) hereof, with respect to Taxes that are being contested in good faith or have been adequately provided for in accordance with GAAP.

     (b)   All federal and state income Tax Returns of the Company and its Subsidiaries have been audited and settled, or are closed to assessment. As of the date hereof, there is no claim or assessment pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries for any deficiency of Taxes where there is a reasonable possibility of an adverse determination. There are no outstanding written agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

     (c)   To the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), and (ii) there is no obligation of the Company or any of its Subsidiaries to contribute to the payment of any Tax liability (or any amount calculated with reference thereto) of any Person (other than the Company or its Subsidiaries), including under Treasury Regulations Section 1.1502 -6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or by contract (other than pursuant to customary agreements to indemnify lenders or indemnity provisions in agreements relating to the acquisition or disposition of assets).

     (d)   Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

     (e)   Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” (as defined in Treasury Regulation Section 1.6011-4).

     (f)   The Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (g)   As of the date hereof, no claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed an income Tax Return that it is or may be subject to income Tax by such jurisdiction.

     Section 4.18.   Environmental Matters.

     (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and, to the knowledge of the Company, no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and, to the knowledge of the Company, have received and are in compliance with all material Permits required under Environmental Laws for the conduct of its business (“Environmental Permits”); (iii) to the knowledge of the Company, each such Environmental Permit is in full force and effect, and all applications, notices or other documents in connection with such Environmental Permits have been timely filed as required to effect timely renewal, issuance or reissuance of such Environmental Permits; (iv) to the knowledge of the Company, no Hazardous Materials have been Released into, onto or upon the air, soil, surfacewater or groundwater at, on, to or from any property currently or formerly owned or operated by either the Company or any Subsidiaries for which the Company would have liability under Environmental Law (including claims for damage or injury to persons, property or natural resources); (v) to the knowledge of the Company, there is no currently existing fact, event, condition, circumstance, activity, practice, incident, action or plan which would, in the ordinary course of business, be expected to prevent either the Company or any Subsidiary's continued compliance with Environmental Laws, result in a liability to either the Company or any Subsidiary as a result of a violation of Environmental Laws or cause the Company or any of its Subsidiaries to incur capital expenditures to maintain compliance with Environmental Laws; (vi) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law; and (vii) complete and accurate copies of all material environmental site assessment reports, investigation, remediation or compliance studies, audits, assessments or similar documents which are in the possession of either the Company or any of its Subsidiaries and relate to the environmental condition at any property currently or formerly owned or leased by either the Company or any of its Subsidiaries have been made available to Parent.

     (b)   For purposes of this Agreement:

          (i) “Environment” means any ambient workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life and natural resources.

          (ii) “Environmental Law” means any Law or any binding agreement or memorandum of understanding issued or entered by or with any Governmental Authority relating to: (a) the Environment, including, pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (c) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials; (d) the presence of Hazardous Materials in any building, physical structure, product or fixture; or (e) health and safety and such matters related to human exposure to Hazardous Materials.

          (iii) “Hazardous Materials” means any pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum products or by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, mold, fungi, toxic growth, urea formaldehyde, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent or any other material, substance or waste that is regulated under Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous.

          (iv) “Release” means the active or passive, intentional or unintentional, spillage, emission, leaking, pumping, pouring, emptying, discharging, injecting, escape, leaching, dumping or disposal of any Hazardous Material into the Environment.

     Section 4.19.   Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, the patents, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, logos, domain name registrations, registered copyrights and applications therefor, and other proprietary intellectual property rights arising under the laws of the United States to operate the business of the Company or any Subsidiary of the Company as operated as of the date of this Agreement (the “Company Intellectual Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date hereof, (a) no written claim by a third party of invalidity or conflicting ownership rights with respect to any Company Intellectual Property has been received by the Company and no such Company Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration, interference, opposition or other proceeding, and (b) no Person has given written notice to the Company or any Subsidiary of the Company that the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or disclosed any trade secret, confidential information or knowhow.

     Section 4.20.   Real Property; Vessels.

     (a)   Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material real property owned by the Company or any Subsidiary as of the date hereof (the “Owned Real Property”) and each Vessel owned by the Company or any Subsidiary. With respect to each Owned Real Property and each Vessel, (i) either the Company or a Subsidiary of the Company has good and marketable title to such Owned Real Property or Vessel, free and clear of all Liens other than Permitted Liens and (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or Vessel or any portion thereof or interest therein, other than, in the case of clauses (i) and (ii) above, any which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no physical conditions or defects at any of the Owned Real Properties or Vessels at which gaming or hotel operations are conducted which have had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Properties or Vessels.

     (b)   Section 4.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which gaming or hotel operations are conducted as of the date of this Agreement (the “Real Property Leases”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Real Property Lease is valid, binding and in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current and (ii) no termination event (other than expirations in the ordinary course) or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property which is subject to a Real Property Lease free and clear of all Liens, except for Permitted Liens. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

     Section 4.21.   Material Contracts.

     (a)   The Company has made available to Parent (or Parent has otherwise had access to) true, correct and complete copies of each contract, agreement, commitment,

arrangement, lease (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Real Property Leases), as of the date hereof, that:

          (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

          (ii) contains covenants that materially limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any material business or with any person or in any geographic area, except any such contract, agreement, commitment, arrangement, lease (including with respect to personal property) and other instruments that may be cancelled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

          (iii) relates to the formation, creation, operation, management or control of any partnership or joint venture with a third party that is material to the business of the Company and the Subsidiaries, taken as a whole;

          (iv) relates to (A) indebtedness for borrowed money or the deferred purchase price of property and having an outstanding principal amount in excess of $5 million or (B) the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $50 million;

          (v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), not yet consummated, of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $50 million (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

          (vi) by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such contract of more than $25 million over the remaining term of such contract other than ordinary course of business procurement for supplies or services;

          (vii) obligates the Company to make any capital commitment or expenditure (including pursuant to any development project or joint venture) in excess of $25 million; or

          (viii) obligates the Company to manage any gaming assets on behalf of an unrelated third party.

Each contract of the type described in clauses (i) through (viii) above is referred to herein as a “Material Contract.”

     (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Material Contract is valid and binding on the Company and any Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except in any such case which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.22.   Insurance. Section 4.22 of the Company Disclosure Letter sets forth a true and complete list of the material insurance policies covering the Company and its Subsidiaries as of the date hereof, and as of the date of this Agreement each such insurance policy is in full force and effect.

     Section 4.23.   Gaming Approvals. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there have been no adversarial proceedings to rescind or suspend the Company’s gaming licenses since January 1, 2006, and (ii) to the knowledge of the Company, no Gaming Authority is investigating or has concluded that the Company has breached any relevant Gaming Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the section of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) that specifically relates to such section, or, if disclosed in another section of the Parent Disclosure Letter, is reasonably apparent from the substance of such disclosure to relate to such section, of this Article V below, Parent and Merger Sub jointly and severally hereby represent and warrant to the Company that:

     Section 5.1.   Entity Existence and Power. Parent is a corporation validly existing and in good standing under the laws of Delaware. Merger Sub is a corporation, is duly organized, validly existing and in good standing under the laws of Pennsylvania. Parent has all corporate power and authority, and Merger Sub has all corporate power and authority, required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

     Section 5.2.   Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub. No other corporate or other proceedings other than those previously taken or conducted on the part of Parent or Merger

Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms.

     Section 5.3.   Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and other transactions contemplated by this Agreement do not require any consent, approval, authorization or Permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Articles of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) filings with, and approvals by, Gaming Authorities specified in Section 5.3(iii) of the Parent Disclosure Letter, (iv) compliance with the applicable requirements of the Exchange Act; (v) compliance with the rules of the Ontario Lottery and Gaming Corporation and with any applicable state securities or Blue Sky laws; and (vi) any such consent, approval, authorization, Permit, action, filing or notification the failure of which to make or obtain would not be reasonably likely to adversely affect in any material respect, or prevent or materially delay, the consummation of the Merger or Parent’s or Merger Sub’s ability to observe and perform its material obligations hereunder.

     Section 5.4.   Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub or their respective Affiliates, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets or their respective Affiliates, or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or Merger Sub or their respective Affiliates or to a loss of any material benefit to which Parent or Merger Sub or their respective Affiliates is entitled under any Contract.

     Section 5.5.   Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates specifically for inclusion in the Company Proxy Statement will, at the date it is first mailed to shareholders of the Company, at the time of any amendments thereof or supplements thereof and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 5.6.   Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person except Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC (or their designated Affiliates) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee payable by Parent or Merger Sub in connection with any of the transactions contemplated by this Agreement.

     Section 5.7.   Financing. Parent has delivered to the Company true and complete copies of (i) the executed commitment letters, dated as of the date hereof, among Parent, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Wachovia Capital Markets, LLC, Wachovia Bank, National Association and Wachovia Investment Holdings, LLC (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto committed, subject to the terms thereof, to lend the debt amounts set forth therein (the “Debt Financing”), and (ii) the executed equity commitment letters, dated as of the date hereof, from affiliates of Fortress Investment Group LLC and Centerbridge Partners, L.P. (collectively, (the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which such parties have committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Financing Commitments are in full force and effect, are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, and the Company is a third party beneficiary of the Equity Financing Commitments. Under the Equity Financing Commitments, each of the parties thereto has guaranteed to the Company the payment of certain obligations specified therein (the “Limited Guarantee Provisions”). The Limited Guarantee Provisions are in full force and effect and are legal, valid and binding obligations of the parties thereto and are enforceable in accordance with their terms by the parties thereto and by the Company as a third party beneficiary thereof. None of the Financing Commitments has been or will be amended or modified, except as consistent with Section 7.9(c), and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect as of the date hereof. As of the date of this Agreement, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any Financing Commitment and subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it in any of the Financing Commitments on or prior to the Closing Date. The funds contemplated to be provided by the Financing Commitments would be sufficient to enable Parent to make or cause to be made payments of the Merger Consideration as provided herein (including for the Company Options as provided herein), all other necessary payments by it, Merger Sub or the Surviving Corporation in connection with the Merger (including the repurchase or repayment of outstanding indebtedness of the Surviving Corporation) and all of the related fees and expenses. There are no conditions precedent or other contingencies to the funding of the Financing other than as set forth in the Financing Commitments. There are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitments and delivered to the Company prior to the date hereof. As of the date hereof, Parent or Merger Sub has fully paid, or caused to be fully paid, any and all commitment fees which are due and payable with respect to the Debt Financing Commitments.

     Section 5.8.   Gaming Approvals and Licensing Matters. Upon the Effective Time, the equity interests in Parent (or its parent entity) will be divided into voting interests and non-voting interests (the “Dual Voting Structure”). Section 5.8 of the Parent Disclosure Letter

sets forth the list of individuals and entities whom Parent is advised are reasonably likely to be the Licensed Persons, and sets forth those Gaming Approvals which such individuals and entities have obtained in the past. None of Parent, Merger Sub or any other entity under common control with Parent or Merger Sub, or any of the individuals and entities listed in Section 5.8 of the Parent Disclosure Letter, or, to Parent’s knowledge, any other existing or prospective beneficial owner of 5% or more of the economic or voting interests in Parent, or any lender or underwriter under the Debt Financing Commitments, has ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had any gaming license revoked or suspended. To Parent’s knowledge, as of the date hereof, following consultation with the individuals and entities listed in Section 5.8 of the Parent Disclosure Letter and Parent’s legal and regulatory advisors, the representations set forth on Section 5.8 of the Parent Disclosure Letter are true and correct in all material respects.

     Section 5.9.   Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in connection with the transactions contemplated hereby, including in connection with arranging the Financing. As of the date hereof, there were 100 shares of common stock of Merger Sub issued and outstanding, representing the only shares of capital stock of Merger Sub outstanding and entitled to vote on the Merger.

     Section 5.10.   Ownership of Shares. None of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any Shares, and none of Parent, Merger Sub or their respective Affiliates has any rights to acquire any Shares except pursuant to this Agreement.

     Section 5.11.   Interest in Competitors. As of the date of this Agreement, neither Parent or Merger Sub owns any interest(s), nor do any of their respective Affiliates, insofar as such interests would be attributed to Parent or Merger Sub under the HSR Act or the Gaming Laws, in any entity or Person doing business in the United States that derives a substantial portion of its revenues from a line of business within the Company’s principal line of business.

     Section 5.12.   No Other Representations and Warranties. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof and specifically (but without limiting the generality of the foregoing) that the Company makes no representations or warranties with respect to (i) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub (or any of their respective Affiliates or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries.

     Section 5.13.   Solvency. Immediately following the Effective Time and after giving effect to the Merger, the Surviving Corporation and each of its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and unliquidated debts, is greater than its assets, at a fair valuation, or because the present fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and unliquidated debts, as they become absolute and matured); (ii) have unreasonably small capital with which to engage in its business; or (iii) have intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay them as they become due.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1.   Conduct of the Company and Subsidiaries. Except for matters (x) set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, or (y) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice, perform the maintenance capital expenditures set forth in the 2007 Budget (as defined below) and Annex B of Section 6.1 of the Company Disclosure Letter, as applicable, consistent with past practice and use all commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees on terms and conditions substantially comparable to those currently in effect and the goodwill of any Governmental Authorities, customers, lenders, distributors, suppliers and other Persons with which it has material business relationships. Without limiting the generality of the foregoing, and except as required by Law or except for matters set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit its Subsidiaries to:

     (a)   propose or adopt any change in the organizational or governing documents of the Company;

     (b)   merge or consolidate the Company or any of its Subsidiaries with any Person, other than the Merger and other than any mergers or consolidations among the Company and its Subsidiaries or among the Company’s Subsidiaries;

     (c)   sell or otherwise dispose of assets or securities of third parties having a value in excess of $25 million in the aggregate, including by merger, consolidation, asset sale or other business combination, except as required by existing Contracts;

     (d)   redeem, repurchase, defease, cancel or otherwise acquire any indebtedness for borrowed money of the Company or any Subsidiary (other than at stated maturity and any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof or as modified with the consent of Parent);

     (e)   incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security); provided that, notwithstanding the above, the Company may incur, repay, prepay, amend or modify any indebtedness for borrowed money as set forth in Section 6.1(e) of the Company Disclosure Letter;

     (f)   make any acquisitions of any other Person or business, or make any loans, advances or capital contributions to, or investments in, any other Person, with an aggregate value in excess of $100 million, except loans, advances or capital contributions to, or investments in, any other Person made in connection with any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

     (g)   authorize any capital expenditures in excess of $25 million in the aggregate, except for (i) expenditures contemplated by the 2007 Budget or (ii) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events or otherwise;

     (h)   pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries;

     (i)   mortgage, pledge or otherwise encumber any of its assets, tangible or intangible, having a value in excess of $15 million, or create or assume any material Lien thereupon (other than Permitted Liens), in each case which are not prepayable or able to be released without premium or penalty on or before the Closing Date, except in connection with indebtedness (including facilities providing for indebtedness) which is permitted by Section 6.1(e);

     (j)   enter into or amend any Contract with any executive officer or director of the Company, other than (x) any Employment Agreements with persons who are newly hired as executive officers in the ordinary course of business consistent with past practice, provided, however, such agreements shall not contain a change of control or similar provision that would be triggered by the consummation of the transactions contemplated hereby, (y) any Employment Agreements entered into in the ordinary course of business consistent with past practice with the individuals listed on Section 6.1(j) of the Company Disclosure Letter in connection with the expiration of such individual’s existing Employment Agreement, or (z) any immaterial amendments to such Contracts;

     (k)   (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than a dividend or distribution by a wholly owned Subsidiary of the Company to its parent corporation, or (iii) issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (A) the exercise of Company Options, (B) the withholding of Company Securities to satisfy Tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company of Company Securities in connection with the forfeiture of Company Equity Awards, (D) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options in accordance with the terms thereof, (E) the issuance of (x) Company Options to purchase up to an aggregate of 1,400,000 Shares in the aggregate in connection with annual grants or grants made to newly hired or promoted employees, in each case made in the ordinary course of business or (y) up to 100,000 Company Restricted Shares under the terms of the Company’s Annual Incentive Plan and (F) any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

     (l)   except (i) as required pursuant to existing Contracts or any Company Benefit Plan, Employment Agreement or collective bargaining agreement in effect on the date hereof, (ii) as effected in the ordinary course of business or (iii) as required by applicable Law (including Section 409A of the Code) or as deemed advisable to prevent an inclusion of income or imposition of penalties under Section 409A of the Code or as deemed advisable to amend Plans in order to facilitate compliance with such Section 409A, (A) adopt, amend or terminate any Company Benefit Plan or enter into or amend any collective bargaining agreement (except for new collective bargaining agreements entered into in connection with the expiration of existing collective bargaining agreements or as a result of elections to recognize a bargaining unit) or any Employment Agreement with any officer or director of the Company (other than entry into Employment Agreements with persons who are not executive officers or directors or who are newly hired as executive officer) or (B) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan;

     (m)   other than in the ordinary course of business consistent with past practice, settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that involve the payment of monetary damages not in excess of $10 million individually or $20 million in the aggregate by the Company and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company;

     (n)   other than in the ordinary course of business consistent with past practice, make any material change in financial accounting methods or material method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

     (o)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and consolidations, mergers or reorganizations among the Company and its Subsidiaries or among the Company’s Subsidiaries), or a letter of intent or agreement in principle with respect thereto;

     (p)   enter into any agreement or understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

     (q)   fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to any casinos or hotels and any related assets and any other material assets, operations and activities of the Company and its Subsidiaries as is currently in effect, other than immaterial variations in policies in the ordinary course consistent with past practice;

     (r)   take any action to render inapplicable to a transaction with any third party other than Parent or Merger Sub, or to exempt any third party other than Parent or Merger Sub from, any provisions of any Takeover Statute; or

     (s)   authorize, agree or commit to do any of the foregoing.

     Section 6.2.   Conduct of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger set forth in Sections 8.1 and 8.3 becoming incapable of being satisfied, or (ii) take any action or fail to take any action which would, or would reasonably be likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

     Section 6.3.   No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

     Section 7.1.   Shareholder Meeting; Proxy Material.

     (a)   The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of obtaining the approval and adoption of this Agreement by the Company’s shareholders in accordance with applicable Law as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Company Proxy Statement, (ii) subject to Section 7.4, use commercially reasonable efforts to solicit the approval and adoption of this Agreement by the Company’s shareholders, and (iii) except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 7.4, include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company approve and adopt this Agreement (the “Recommendation”). Notwithstanding the foregoing, the Company shall not be obligated to convene the Company Shareholders Meeting in the event that the Board of Directors shall have effected a Recommendation Withdrawal.

     (b)   In connection with the Company Shareholder Meeting, the Company will (i) as promptly as reasonably practicable prepare the Company Proxy Statement, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent and Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use commercially reasonable efforts to mail to the Company shareholders as promptly as reasonably practicable the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholder Meeting (provided that the Company shall be under no obligation to mail the Company Proxy Statement to its shareholders prior to the No-Shop Period Start Date), (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholder Meeting and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Shareholder Meeting. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Company Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under applicable Law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to mailing the Company Proxy Statement to its shareholders.

     Section 7.2.   Best Efforts.

     (a)   Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all appropriate actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities (including Gaming Authorities) or other Persons; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the Merger under any Contract other than de minimis amounts or amounts that are advanced or simultaneously reimbursed by Parent. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act. Subject to the foregoing, Parent agrees, and shall cause any member or shareholder of Parent or any Affiliate of any member or shareholder of Parent, to undertake any divestiture or restrict the conduct with respect to its business to obtain any necessary approvals under the HSR Act. Without limiting the foregoing, the parties shall request and shall use their respective best efforts to obtain early termination of the waiting period under the HSR Act as promptly as reasonably practicable.

     (b)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the Canadian Competition Bureau (the “CCB”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, the CCB or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ, the CCB or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

     (c)   In furtherance and not in limitation of the covenants of the parties contained in Sections 7.2(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ, the CCB or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement as promptly as reasonably practicable and, in furtherance of the foregoing, shall become subject to, consent and agree to, and otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, order to sell, hold separate and otherwise dispose of, and to conduct, restrict, operate, invest and otherwise change the assets or business of the Company or any Subsidiary in any manner unless such action would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company as of the Effective Time.

     (d)   In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

     (e)   In furtherance and not in limitation of the covenants of the parties contained in Section 7.2(a), Parent and Merger Sub each hereby agrees to use best efforts (i) to as promptly as practicable after the date hereof, obtain all licenses, Permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the parties hereto to consummate the transactions contemplated by this Agreement or necessary to permit Parent to own and operate the Company (collectively, “Gaming Approvals”), (ii) to avoid any action or proceeding by any Gaming Authority challenging the consummation of the transactions contemplated hereby, (iii) to make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions with respect to this Agreement and the transactions contemplated hereby, as required under the Gaming Laws, (iv) to schedule and attend (or cause to be scheduled and attended) any hearings or meetings with Gaming Authorities to obtain the Gaming Approvals as promptly as possible and (v) to comply with the terms and conditions of any and all of the foregoing as necessary to obtain the Gaming Approvals. Such efforts shall include but not be limited to: (i) restructuring or committing to restructure Parent’s or the Surviving Corporation’s capital structure, to the extent practicable without having a material adverse impact on the value of and returns on Parent’s or its Affiliates’ equity investment; (ii) replacing or issuing non-voting equity to (to the extent such replacement or issuance would cure the problem by preventing a Licensed Person from having any influence, directly or indirectly, over Parent or the Surviving Corporation) one or more Licensed Persons who are preventing or materially delaying the receipt of Gaming Approvals; (iii) agreeing to divest assets or operations to the extent practicable without having a material adverse impact on the value of and returns on Parent’s or its Affiliates’ equity investment; (iv) upon the Closing, placing in trust assets or operations in those gaming jurisdictions which permit such action or agreeing to permit assets or operations to operate without interference from Parent, pending obtaining control upon subsequent regulatory approval; and (v) accepting operating restrictions on the Surviving Corporation to the extent practicable without having a material adverse impact on the value of and returns on Parent’s or its Affiliates’ equity investment (it being understood that, for purposes of this Agreement, any determination as to whether an action described in this sentence has a material adverse impact on the value of and returns on Parent’s or its Affiliates’ equity investment shall not be deemed to include any impact or effect resulting from any divestiture or disposition of any assets of the Company or any of its Subsidiaries which, as of the date hereof, the Companies and its Subsidiaries have committed to make to satisfy any Gaming Authority or which is disclosed in Section 6.1 of the Company Disclosure Letter).

     (f)   Parent and Merger Sub shall cause all Persons who are associated or affiliated with such party or its Affiliates who are, in the view of the applicable Gaming Authorities, required to be licensed under applicable Gaming Laws in order to consummate the transactions contemplated by this Agreement (the “Licensed Persons”), to submit to the licensing process and, as promptly as reasonably practicable, to prepare and file all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders for all Gaming Authorities. Parent and its Representatives and Affiliates shall use best efforts to (i) file or cause to be filed (x) within 60 calendar days after the date hereof all required initial applications and documents in respect of officers and directors, Affiliates or holders of equity in Parent or its Affiliates, as applicable, in connection with obtaining the Gaming Approvals and (y) as promptly as practicable after the date hereof all other required applications and documents in connection with obtaining the Gaming Approvals, (ii) request or cause to be requested an accelerated review from the Gaming Authorities in connection with such filings, (iii) act diligently and promptly to pursue the Gaming Approvals, (iv) cooperate with the Company in connection with the making of all filings referenced in this Section and (v) keep the Company reasonably informed of the status of Parent’s application for Gaming Approvals and its activities related to obtaining the Gaming Approvals, as applicable, including promptly advising the Company upon receiving any communication from any Gaming Authority that causes Parent or Merger Sub to believe that there is a reasonable likelihood that any Gaming Approval required from such Gaming Authority will not be obtained or that the receipt of any such approval will be materially delayed.

     (g)   Notwithstanding anything herein to the contrary, the Company shall, and shall cause its directors, officers, employees and Subsidiaries to, use best efforts in working with Parent and Parent’s counsel to obtain the Gaming Approvals.

     (h)   Notwithstanding anything herein to the contrary, Parent shall not, and shall not permit any of its Subsidiaries or Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which could reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement or observe or perform any of their obligations hereunder.

     Section 7.3.   Access to Information.

     (a)   Subject to the restrictions imposed by the Gaming Laws, the HSR Act, federal and state securities Laws and other applicable Laws, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice (i) such access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not interfere unreasonably with the business or operations of the Company or its Subsidiaries) as Parent or Merger Sub reasonably may request and (ii) all documents that Parent or Merger Sub reasonably may request. Notwithstanding the foregoing, Parent, Merger Sub and their Representatives shall not have access to any books, records, documents and other information (i) to the extent that books, records, documents or other information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use commercially reasonable efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreement), (ii) to the extent that the disclosure thereof would result in the loss of attorney-client privilege or (iii) to the extent required by applicable Law (provided that the Company shall use commercially reasonable efforts to enable the provision of reasonable access without violating such Law). All information exchanged pursuant to this Section 7.3(a) shall be subject to the Confidentiality Agreements.

     (b)   No investigation by any of the parties or their respective Representatives shall affect the representations or warranties of the other set forth herein.

     Section 7.4.   Solicitation.

     (a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York City Time, on the 45th day thereafter (the “No-Shop Period Start Date”), the Company and

its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (“Representatives”) shall have the right to:

          (i) initiate, solicit and encourage, whether publicly or otherwise, Company Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements that are on terms, with respect to the maintenance of confidentiality of the Company’s information, which are consistent with the Confidentiality Agreements; and

          (ii) enter into and maintain discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Company Acquisition Proposal.

     (b)   Subject to Section 7.4(c), from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company or the Company’s Subsidiaries shall, and the Company shall use reasonable best efforts to cause its respective Representatives not to, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 7.4(c) and except with respect to any Person who as of the No-Shop Period Start Date has made a bona fide Company Acquisition Proposal or who is engaged in ongoing discussions with the Company regarding a bona fide Company Acquisition Proposal as of the No-Shop Period Start Date, which in either instance the Company’s Board of Directors has determined constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal (an “Excluded Party”), following the No-Shop Period Start Date, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Company Acquisition Proposal. Within 48 hours of or the next Business Day immediately following the No-Shop Period Start Date, whichever is later, the Company shall notify Parent, in writing, of whether or not the Company is participating in discussions or negotiations with an Excluded Party and the identity of each such Excluded Party and provide Parent a copy of each Company Acquisition Proposal received from any such Excluded Party (or, where no such copy is available, a description of such Company Acquisition Proposal).

     (c)   Notwithstanding anything to the contrary contained in Section 7.4(b), if at any time following the No-Shop Period Start Date and prior to obtaining the Requisite Shareholder Vote, (i) the Company has not knowingly breached any material provision of Section 7.4(b) and the Company has received a written Company Acquisition Proposal from a third party (including a Company Acquisition Proposal received prior to the No-Shop Period Start Date from an Excluded Party) that the Board of Directors of the Company believes in good faith to be bona fide and (ii) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company will not, and will use reasonable best efforts not to allow Company Representatives to, disclose any non-public information to such Person without entering into a confidentiality agreement on terms, with respect to the maintenance of confidentiality of the Company’s information, which are consistent with the Confidentiality Agreements. From and after the No-Shop Period Start Date, the Company shall promptly (within two Business Days) notify Parent in the event it receives (i) a Company Acquisition Proposal or written indication by any Person that it is considering making a Company Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business or unrelated to a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Company Acquisition Proposal, and shall include in such notice the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep Parent reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, the Company shall promptly (within two Business Days) notify Parent orally and in writing if it determines to provide non-public information or to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to this Section 7.4(c) other than with an Excluded Party, in each case after the No-Shop Period Start Date. Except to the extent provided in Section 7.4(a) or 7.4(c), the Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent. Notwithstanding anything to the contrary contained in Section 7.4(b) or this Section 7.4(c), prior to obtaining the Requisite Shareholder Vote, the Company will in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

     (d)   Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly withdraw or modify the Recommendation in a manner adverse to Parent or Merger Sub, or publicly propose to do so; provided, that if at any time prior to obtaining the Requisite Shareholder Vote, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company determines in good faith constitutes a Superior Proposal, then the Board of Directors of the Company may withdraw or modify its Recommendation in a manner adverse to Parent and Merger Sub, including by failing to include the Recommendation in the Company Proxy Statement (“Recommendation Withdrawal”) if such Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action likely would be inconsistent with its fiduciary duties under applicable Law.

In order for the Board of Directors of the Company to make the determination, that a Company Acquisition Proposal constitutes a Superior Proposal, the Company shall be required to provide Parent prior written notice, at least three Business Days in advance (or, in the event of a material modification of a Company Acquisition Proposal with respect to which prior written notice of such intention to determine has previously been provided, the period shall be one Business Day in advance) of its intention to determine that such Company Acquisition Proposal constitutes a Superior Proposal.

     (e)   Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders or taking any position with respect to the Merger if, in the good faith judgment of the Company’s Board of Directors, after consultation with its outside counsel, failure to so take and/or disclose likely would be inconsistent with its fiduciary duties under applicable Law or necessary to comply with obligations under federal securities Laws or the NASDAQ Global Select Market; provided, any such disclosure made pursuant to clause (i) or (ii) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company expressly reaffirms in such disclosure the Recommendation.

     (f)   Nothing contained in this Section 7.4 shall prohibit the Company from responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 7.4.

     (g) As used in this Agreement, the term:

           (i) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of a business or businesses that constitutes 20% or more of the cash flow, net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class or series of Company Securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business or businesses constitute(s) 20% or more of the cash flow, net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); and

           (ii) “Superior Proposal” means a written, bona fide Company Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”), which the Board of Directors of the Company in good faith determines is more favorable to the shareholders of the Company than the transactions contemplated hereby.

     Section 7.5.   Director and Officer Liability.

     (a)   From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the maximum extent permitted by law, indemnify and hold harmless (including by advancing funds for expenses) (i) the present and former officers and directors (or equivalent) of the Company or any of its Subsidiaries from and against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (ii) such persons from and against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer or director (or equivalent) or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries. Parent shall, or shall cause the Surviving Corporation to, obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance of the type and with an amount of coverage as specified in Section 7.5 of the Company Disclosure Letter, and with such other terms as are no less favorable in the aggregate than those of the directors’ and officers’ liability insurance maintained as of the date hereof by the Company and its respective Subsidiaries (the “Current Policies”); provided that, in satisfying such obligation, neither Parent nor the Surviving Corporation, as applicable, shall be obligated to pay premiums per annum in excess of 300% of the aggregate per annum amount that the Company paid for such coverage under the Current Policies in the last full year prior to the date hereof.

     (b)   This Section 7.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers (or equivalent) of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on Parent, the Surviving Corporation and their respective successors and assigns. In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person (including by dissolution), then, and in each such case, the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume and honor the obligations set forth in this Section 7.5.

     (c)   The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer (or equivalent) is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers and directors (or equivalent) and employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under any such policies.

     Section 7.6.   Takeover Statutes. The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

     Section 7.7.   Public Announcements. Except with respect to any Recommendation Withdrawal or any action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 7.4, so long as this Agreement is in effect, the parties will use reasonable efforts to consult with each other before issuing any press release or making any public announcement primarily relating to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement as may be required by applicable Law, court process or any listing agreement with the NASDAQ Global Select Market, will use reasonable efforts not to issue any such press release or make any such public announcement without consulting the other parties. Parent and the Company agree to issue a mutually acceptable joint press release announcing this Agreement.

     Section 7.8.   Employee Matters.

     (a)   Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time (“Current Employee”) may have under any Company Benefit Plan, Employment Agreement or collective bargaining agreement, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for each Current Employee (i) base salary or hourly wage rate, and target cash bonus opportunities under annual programs and commissions (including any performance goals which must be attained to achieve any such target cash bonus), but excluding equity-based compensation (collectively, “Compensation”), that are no less favorable in the aggregate than, and (ii) welfare benefits that are no less favorable in the aggregate than, in the case of the foregoing clauses (i) and (ii), the Compensation and benefits maintained for and provided to such Current Employee immediately prior to the Effective Time; provided, however, that, subject to the obligations set forth in this Section 7.8, nothing herein shall (A) be construed as an amendment to any Company Benefit Plan, (B) prevent the amendment or termination of any Company Benefit Plans in accordance with their respective terms, or (C) interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 7.8 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time in a manner consistent with any applicable contractual obligations and any applicable Employee Benefit Plans.

     (b)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Current Employee full credit for purposes of eligibility to participate, vesting and determination of level of benefits (including for purposes of vacation and severance) under any Employee Benefit Plans and any other employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements, in each case maintained for the benefit of Current Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”) for such Current Employee’s service prior to the Effective Time with the Company and its Subsidiaries and their predecessor entities, to the same extent such service is recognized by the Company or its Subsidiaries immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to the Current Employees and their eligible dependents and (ii) give effect, for the year in which the Closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees and their eligible dependents under similar plans maintained by the Company and its Subsidiaries in which such Current Employees and their eligible dependents participated immediately prior to the Effective Time.

     (c)   From and after the Effective Time, Parent will cause the Surviving Corporation and all of its Subsidiaries to assume and honor, in accordance with their respective terms, (i) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its Subsidiaries, on the one hand, and any officer, director or employee of that company, on the other hand, (ii) each equity-based plan, program or agreement and each bonus plan, program or agreement and (iii) all obligations pursuant to existing benefit restoration plans, equity-based plans, programs or agreements, bonus plans, programs or agreements, bonus deferral plans, vested and accrued benefits under any Employee Benefit Plan, program or arrangement of the Company or its Subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time.

     (d)   The provisions of this Section 7.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.8) under or by reason of any provision of this Agreement.

     Section 7.9.   Financing.

     (a)   Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting, to, at Parent’s sole cost and expense for any and all out-of-pocket expenses, provide all cooperation reasonably requested by Parent with reasonable notice in connection with the Financing, including (i) participation in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and financial statements (including those required by the SEC) and similar documents required in connection with the Financing, provided that neither the Company nor any of its Subsidiaries needs to be the issuer of any such presentations, documents, memoranda or prospectuses, (iii) furnishing Parent and its Financing sources with readily-available historical financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all historical financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act, to use in connection with the Debt Financing or any other financing transaction executed in connection with the transactions contemplated hereby (the “Required Financial Information”), (iv) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, affidavits and title insurance as may be requested by Parent or the lenders under the Debt Financing Commitments, (v) using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Closing Date, if and in the form now currently prepared by the Company, (vi) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Surviving Corporation or any Subsidiary thereof with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens), (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) so long as not effective until on or after the Effective Time, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which any Subsidiary of the Company is a party and to arrange discussions among Parent, Merger Sub and their financing sources with other parties to material leases, encumbrances and contracts as of the Effective Time, and (ix) taking all corporate actions reasonably necessary to authorize the consummation of the Debt Financing and to permit the proceeds thereof to be made available (it being understood that to the greatest extent practicable, the actions contemplated by this Section 7.9(a)(ix) shall not be required to be taken until immediately prior to, and unless subject to, the Closing and that the Company shall have satisfied its obligations pursuant to this sentence if the Company shall have used the efforts required hereby to comply with such obligations, whether or not any applicable deliverables are actually obtained or provided); provided that nothing contained in this Section 7.9 shall require such cooperation to the extent that it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. The Company shall cause its officers, in their capacities as officers, to deliver such customary management representation letters as any audit firm may reasonably request in connection with any comfort letters or similar documents required in connection with the Debt Financing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and its marks. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 7.9 or otherwise in connection with the Debt Financing (x) to pay any commitment or other similar fee prior to the Effective Time that is not advanced or simultaneously reimbursed by Parent, or (y) to incur any out-of-pocket expense unless such expense is advanced or simultaneously reimbursed by Parent. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Damages suffered or incurred by them and any claims made against them in connection with (1) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 7.9 or in connection with the arrangement of the Debt Financing or (2) any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), and this indemnification shall survive termination of this Agreement. Nothing contained in this Section 7.9 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing prior to the Closing. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their Representatives pursuant to this Section 7.9(a) shall be kept confidential by them in accordance with the Confidentiality Agreements except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections.

     (b)   Parent shall use its best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments as promptly as practicable, including using its best efforts to (i) maintain in effect the Financing Commitments and negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms not materially less favorable to Parent and Merger Sub, (ii) satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control, and (iii) comply with its obligations under the Debt Financing Commitments. Parent shall use its best efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date (including taking enforcement action to cause such lenders and other Persons to provide such Financing). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall promptly notify the Company and, as promptly as practicable following the occurrence of such event, use its best efforts to arrange to obtain alternative financing from the same or alternative sources on terms not materially less favorable, taken as a whole, to Parent and Merger Sub, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as possible. For the avoidance of doubt, in the event that (x) all or any portion of the contemplated Debt Financing structured as high-yield financing has not been consummated, (y) all closing conditions contained in Article VIII shall have been satisfied or waived (or are capable of being satisfied at a Closing), and (z) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing obtained in accordance with this Section 7.9) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing at the Closing.

     (c)   Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other material provision under the Financing Commitments without the consent of the Company if such amendments, modifications or waivers would impose new or additional conditions or otherwise amend, modify or waive any of the conditions to the receipt of the Financing in a manner that may cause any delay in the satisfaction of the conditions set forth in Article VIII (including with respect to approvals required under any Gaming Laws). Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing

Commitments may be superseded at the option of Parent and Merger Sub after the date hereof but prior to the Effective Time by new debt financing commitments (the “New Financing Commitments”) which replace existing Debt Financing Commitments; provided, that the terms of the New Financing Commitments shall not (A) impose new or additional conditions or adversely amend the existing conditions to the receipt of the Financing as set forth in the Debt Financing Commitments or (B) cause or increase the possibility of causing any delay in the satisfaction of the conditions set forth in Article VIII. In such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect.

     Section 7.10.   Notices of Certain Events. Each of the parties hereto shall use reasonable efforts to promptly notify the other parties of:

     (a)   the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person, which consent is or would reasonably be expected to be material to the Company and its Subsidiaries or the operation of their businesses, is or may be required in connection with the transactions contemplated by this Agreement;

     (b)   the receipt by such party of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

     (c)   its learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

The delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

     Section 7.11.   Confidentiality Agreements. Parent acknowledges on behalf of each of Fortress Investment Group LLC and Centerbridge Associates, L.P. that each such firm continues to be bound by the applicable Confidentiality Agreement (including any “standstill” provisions therein), and the parties hereto acknowledge and agree that this Agreement does not in any manner modify or limit the Company’s, Fortress Investment Group LLC’s or Centerbridge Associates, L.P.’s rights and obligations under such agreement; provided, however, that the Company hereby acknowledges and agrees that notwithstanding anything to the contrary in such Confidentiality Agreement, in the event that the Company receives a Company Acquisition Proposal such Confidentiality Agreement shall not be deemed to limit or restrict Parent from proposing to the Board of Directors of the Company any modifications or amendments to this Agreement.

     Section 7.12.   Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

     Section 7.13.   Treatment of Certain Notes.

     (a)   At the request and expense of Parent, the Company shall promptly at a time reasonably requested by Parent, commence, or cause its Subsidiaries to promptly commence, an offer to purchase, and a related consent solicitation (the “Consent Solicitation”), with respect to any and all of the outstanding aggregate principal amount of each series of the Company’s publicly traded senior notes and/or senior subordinated notes identified by Parent to the Company in writing prior to, on, or after the date hereof (the “Notes”) on price terms that are acceptable to Parent and such other customary terms and conditions as are reasonably acceptable to the Company and Parent to be consummated substantially simultaneously with the Closing using funds provided by Parent (including the related Consent Solicitation, collectively, the “Debt Tender Offer”) and Parent shall assist the Company in connection therewith. The Company shall irrevocably take all corporate actions necessary for the Debt Tender Offer and the Consent Solicitation. Promptly following the expiration date of the Consent Solicitation, assuming the requisite consents are received with respect to such series of Notes, the Company shall execute a supplemental indenture to the indentures governing each such series of Notes (each, an “Indenture”), amending the terms and provisions of each such Indenture as reasonably requested by Parent and as set forth in the Debt Tender Offer documents sent to holders of such series of Notes (which amendment may include the elimination of all or substantially all of the covenants contained in such Notes or the Indenture related thereto which can be eliminated upon the favorable vote of the holders of a majority of the principal amount thereof), which supplemental indenture shall become operative immediately upon the Effective Time, and shall use all reasonable efforts to cause the trustee under each such Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer. The closing of the Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date; provided that the consummation of the Debt Tender Offer with respect to any series of Notes shall not be a condition to Closing. Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Surviving Corporation shall accept for purchase and purchase each series of Notes properly tendered and not properly withdrawn in the Debt Tender Offer using funds provided by or at the direction of Parent. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the prompt and full payment at the Effective Time of all Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Debt Tender Offer.

     (b)   If requested by the Parent in writing, in lieu of commencing a Debt Tender Offer for any series of Notes, the Company shall, to the extent permitted by such series of Notes and the applicable Indenture, (A) substantially simultaneous with the Effective Time issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable Indenture and (B) take any other actions reasonably requested by the Parent to facilitate the satisfaction and discharge of such series of Notes pursuant to the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto; provided that prior to the Company’s being required to take any of the actions described in clauses (A) and (B) above, the Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Discharge of any Series of Notes identified to the Company by Parent in writing at any time.

     (c)   Parent shall promptly, upon request by the Company (which may require an advance of the amount of such costs, fees and expenses), reimburse the Company for all documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with the Debt Tender Offer or Discharge in respect of any series of Notes. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives for any liabilities incurred by any of them in connection with any action taken by them to the extent pursuant to this Section 7.13 with respect to any Debt Tender Offer or Discharge; provided, however, that the Parent shall not have any obligation to indemnify and hold harmless any such party or person to the extent such damages suffered or incurred is attributable to the information provided by the Company that is finally determined by a court of competent jurisdiction to have contained a material misstatement or omission.

     (d)   The Company shall be deemed to have satisfied each of its obligations set forth in clauses (a) through (d) of this Section 7.13 if the Company shall have used its reasonable best efforts to comply with such obligations, regardless of the actual outcome of any Debt Tender Offer or Discharge.

ARTICLE VIII

CONDITIONS TO THE MERGER

     Section 8.1.   Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

     (a)   Shareholder Approval. This Agreement shall have been approved by the Requisite Shareholder Vote.

     (b)   HSR Act. Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been terminated.

     (c)   Regulatory Approval. Any and all Gaming Approvals required to be obtained prior to the Effective Time to consummate the Merger shall have been obtained, except where the failure to obtain any such approval after the completion of the initial administrative proceedings before the applicable Gaming Authority would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (d)   No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger (provided, that prior to asserting this condition, the party asserting this condition shall have used its best efforts (in the manner contemplated by Section 7.2) to prevent the entry of any such Restraint and to appeal as promptly as practicable any judgment that may be entered).

     Section 8.2.   Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

     (a)   Representations and Warranties. Subject to the preamble to Article IV, the representations and warranties (i) set forth in Sections 4.5(a) and (b) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time, (ii) set forth in Section 4.2 shall be true and correct in all material respects as of the date of this Agreement, (iii) set forth in Article IV, other than those described in the immediately preceding clauses (i) and (ii), which are qualified by a Material Adverse Effect qualification, shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time and (iv) set forth in Article IV, other than those described in the immediately preceding clauses (i), (ii) and (iii), shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time, except, in the case of this clause (iv), where the failure to be so true and correct, individually or in the aggregate, as of the date hereof and as of the Effective Time has not had, and would not be reasonably likely to have, a Material Adverse Effect on the Company; provided that, in the case of clauses (i), (ii), (iii) and (iv), representations made as of a specific date shall be required to be true and correct (subject to the applicable qualifications set forth in clauses (i), (ii), (iii) and (iv) above) as of such date only. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to the foregoing.

     (b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Effective Time. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to the foregoing.

     Section 8.3.   Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following further conditions:

     (a)   Representations and Warranties. The representations and warranties (i) set forth in Section 5.13 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time and (ii) set forth in Article V, other than those described in clause (i) above, shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time except where the failure to be so true and correct, individually or in the aggregate, as of the date hereof and as of the Effective Time has not had, and would not be reasonably likely to have, an effect on Parent or Merger Sub that will, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger, provided that, in the case of clauses (i) and (ii), representations made as of a specific date shall be required to be true and correct (subject to the applicable qualifications set forth in clauses (i) and (ii) above) as of such date only. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to the foregoing.

     (b)   Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder at or prior to the Effective Time. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to the foregoing.

ARTICLE IX

TERMINATION

     Section 9.1.   Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of this Agreement by the shareholders of the Company):

     (a)   by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

     (b)   by either the Company or Parent, if:

           (i) the Effective Time shall not have occurred on or before the twelve month anniversary of the date of this Agreement (the “End Date,” unless extended pursuant to the proviso below), provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement; provided, however, that if all of the conditions to the Closing set forth in Article VIII are or were capable of being satisfied on the twelve month anniversary of the date of this Agreement other than relating to Gaming Approvals pursuant to Section 8.1(c), then, upon written notice provided by Parent or the Company to the other on or prior to such twelve month anniversary, the End Date shall be automatically extended for an additional 120 days;

           (ii) any Restraint having the effect set forth in Section 8.1(d) shall be in effect and shall have become final and nonappealable;

           (iii) this Agreement shall have been voted upon at the Company Shareholder Meeting (including any adjournment thereof), such Shareholder Meeting shall have been completed, and the Company shareholders shall have failed to approve this Agreement by the Requisite Shareholder Vote; or

          (iv) any applicable Gaming Authority shall have conclusively determined not to grant any Gaming Approval, the receipt of which is necessary to satisfy the condition set forth in Section 8.1(c); provided that in order for a party to seek to terminate this Agreement pursuant to this Section 9.1(b)(iv), it must have complied with its obligations under Sections 7.2(e) and (f);

   (c)   by the Company, if:

          (i) a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 8.3(a) or (b) not to be satisfied by the Closing, and such breach is incapable of being cured or, if capable of being cured, such breach is not cured within 60 calendar days following notice of such breach to Parent; provided, however, that the Company is not then in material breach of its covenants and agreements under this Agreement; or

          (ii) at any time on or after the date of this Agreement and prior to obtaining the Requisite Shareholder Vote, the Company shall have received a Company Acquisition Proposal and the Board of Directors of the Company shall have determined in good faith that such Company Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this clause (ii) unless:

               (A) in connection with a Superior Proposal determination made after the No-Shop Period Start Date, the Company shall have provided prior written notice to Parent of the intention of the Board of Directors of the Company to determine that the Company Acquisition Proposal constitutes a Superior Proposal at least three Business Days in advance of such termination (or, in the event of a material modification of a Company Acquisition Proposal with respect to which prior written notice of such intention has previously been provided, the advance notice period shall be one Business Day), and prior to transmitting notification to Parent of the termination of this Agreement pursuant to this clause (ii) the Board of Directors of the Company has not concluded that the Company Acquisition Proposal is no longer a Superior Proposal. Any such notice shall specify the material terms and conditions of the Company Acquisition Proposal which the Board of Directors of the Company intends to determine is a Superior Proposal (including the identity of the party making the Superior Proposal);

               (B) the Company concurrently with transmitting notification to Parent of the termination of this Agreement pursuant to this clause (ii) pays the Termination Fee payable pursuant to Section 9.2(a); and

                (C) the Board of Directors of the Company concurrently with transmitting notification to Parent of the termination of this Agreement pursuant to this clause (ii) approves, and the Company substantially concurrently enters into, a definitive agreement with respect to such Superior Proposal;

         (iii) all the closing conditions contained in Sections 8.1 and 8.2 have been satisfied or waived (or are capable of being satisfied) and Parent fails to comply with its obligation pursuant to Section 2.3(a) to deposit the necessary cash amount with the Disbursing Agent at the Closing or otherwise to consummate the Merger;

     (d)  by Parent or Merger Sub, if:

         (i) a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.2(a) or (b) not to be satisfied by the Closing, and such breach is incapable of being cured or, if capable of being cured, such breach is not cured within 60 calendar days following notice of such breach to the Company; provided, however, that neither Parent nor Merger Sub is then in material breach of its covenants and agreements under this Agreement; or

         (ii) the Board of Directors of the Company shall have effected a Recommendation Withdrawal.

     Section 9.2. Termination Fee.

     (a)   In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), then the Company shall pay to Parent the Termination Fee concurrently with any such termination.

     (b)   In the event that this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii), the Company shall pay to Parent an amount equal to (x) 50% of the Termination Fee and (y) the Parent Expenses as promptly as possible (but in any event within four Business Days) following such termination of this Agreement. In addition, in the event that (i) any such termination occurs pursuant to Section 9.1(d)(ii), (ii) at any time after the date of this Agreement and prior to such termination of this Agreement, a Company Acquisition Proposal shall have been publicly announced and such Company Acquisition Proposal is not withdrawn or terminated prior to such termination of this Agreement, and (iii) within nine months after such termination of this Agreement, the Company or any of its Subsidiaries enters into (and thereafter consummates) a definitive agreement with respect to, or consummates, any Company Acquisition Proposal (whether or not the same as that originally announced), then the Company shall pay to Parent an amount equal to 50% of the Termination Fee, less the amount of Parent Expenses previously paid to Parent by the Company pursuant to this Section 9.2(b), as promptly as possible (but in any event within four Business Days) following such consummation. For purposes of this Section 9.2(b), the term “Company Acquisition Proposal” shall have the meaning set forth in the definition of Company Acquisition Proposal contained in Section 7.4 but references therein to “20%” shall be replaced with “50%”).

     (c)   In the event that (i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) and the Company shareholders shall have not approved this Agreement by the Requisite Shareholder Vote or (B) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(iii), (ii) at any time after the date of this Agreement and prior to the Company Shareholder Meeting, a Company Acquisition Proposal shall have been publicly announced and such Company Acquisition Proposal is not withdrawn or terminated prior to the Company Shareholder Meeting, and (iii) within nine months after such termination, the Company or any of its Subsidiaries enters into (and thereafter consummates) a definitive agreement with respect to, or consummates, any Company Acquisition Proposal (whether or not the same as that originally announced), then the Company shall pay to Parent the Termination Fee, less the amount of any Parent Expenses previously paid to Parent by the Company, as promptly as possible (but in any event within four Business Days) following such consummation (provided that solely for purposes of this Section 9.2(c), the term “Company Acquisition Proposal” shall have the meaning set forth in the definition of Company Acquisition Proposal contained in Section 7.4 but references therein to “20%” shall be replaced with “50%”).

     (d)   Parent shall pay the Reverse Termination Fee to the Company or as directed by the Company as promptly as possible (but in any event within four Business Days) following termination of this Agreement in any of the circumstances set forth in any of the following clauses (i)-(iii): (i) this Agreement is terminated by the Company pursuant to Section 9.1(c)(i) or 9.1(c)(iii); (ii) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(ii) (if attributable to Gaming Approvals) or Section 9.1(b)(iv); or (iii) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) and all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied or waived (or are capable of being satisfied at a Closing) except for the conditions set forth in Section 8.1(c) or 8.1(d) (if attributable to Gaming Approvals), provided that the Company is not substantially at fault for the failure of the conditions set forth in Section 8.1(c) or 8.1(d) to be satisfied.

     (e)   In the event that this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(iii), then the Company shall pay to Parent as promptly as possible (but in any event within four Business Days of such termination) all of Parent’s and Merger Sub’s reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement (only to the extent not otherwise previously paid to, or for the benefit of, Parent by the Company prior to the termination of this Agreement) in connection with the transactions contemplated by this Agreement (“Parent Expenses”); provided that the payment by the Company of Parent Expenses pursuant to this Section 9.2(e) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 9.2(c) except to the extent indicated in such Section 9.2(c); and provided, further, that the reimbursement for Parent Expenses shall in no event exceed $17.5 million in the aggregate.

     (f)   Any amount that becomes payable pursuant to Section 9.2(a), 9.2(b), 9.2(c), 9.2(d) or 9.2(e) shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable. In no event shall the Company be obligated to pay the Termination Fee, or Parent be obligated to pay the Reverse Termination Fee, on more than one occasion.

     (g)   Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If the Company fails to pay Parent the Termination Fee or Parent Expenses when due or Parent fails to pay the Company the Reverse Termination Fee when due, the Company or Parent, as the case may be, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by such other party in connection with the collection under and enforcement of this Section 9.2 and shall pay interest on the amount of the Termination Fee, Parent Expenses or Reverse Termination Fee, as applicable, at the rate of 10% per annum, compounded daily, from the date such Fee or Expenses became due and owing through and including the date of payment. In addition, the parties further agree that, if the Company fails to pay Parent any amount payable under this Agreement when due or Parent fails to pay the Company any amount payable under this Agreement when due (other than the amounts referred to in the prior sentence), the Company or Parent, as the case may be, shall pay interest on such amount at the rate of 10% per annum, compounded daily, from the date such amount became due and owing through and including the date of payment.

     Section 9.3.   Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates hereunder, except Sections 7.2(a) (solely with respect to the reimbursement obligations of Parent), 7.9(a) (solely with respect to the indemnification and reimbursement obligations of Parent), 7.11, 7.13 (solely with respect to the indemnification and reimbursement obligations of Parent), 9.2 and 9.3 and Article X will survive the termination hereof.

ARTICLE X MISCELLANEOUS

     Section 10.1.   Notices. All notices, requests and other communications to any party hereunder shall be in writing, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), or by facsimile, and shall be given:

if to Parent or Merger Sub, to: PNG Acquisition Company Inc. c/o Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor New York, New York 10105 Attention: Wes Edens Fax: (212) 798-6070

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Thomas M. Cerabino
                Adam M. Turteltaub
Fax:         (212) 728-8111

if to the Company, to:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
Attention: Peter M. Carlino
Fax: (610) 376-2842

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Daniel A. Neff David C. Karp Fax: (212) 403-2000

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

     Section 10.2.   Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.

     Section 10.3.   Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that the Company shall be liable for and shall pay any Tax imposed on its shareholders in respect of assets that are owned directly or indirectly by the Company.

     Section 10.4.   Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company shareholders; provided, however, that, after approval of this Agreement by the Company shareholders, no amendment may be made which under applicable Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 10.5.   Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

     Section 10.6.   Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

     Section 10.7.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

     Section 10.8.   Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5.

     Section 10.9.   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 10.10.   Entire Agreement. This Agreement, together with the Annexes, the Company Disclosure Letter, the Parent Disclosure Letter, the Equity Financing

Commitments and the Confidentiality Agreements, constitute the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter hereof except as specifically set forth herein or in the Company Disclosure Letter.

     Section 10.11.   Jurisdiction.

     (a) For the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, each party irrevocably submits to the jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and, in the event there is no subject matter jurisdiction over this dispute in Federal court, then to the jurisdiction of the Court of Common Pleas of Berks County. Each party agrees to commence any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in the United States District Court for the Eastern District of Pennsylvania, and, in the event such suit, action or other proceeding may not be brought in Federal court, then each party agrees to commence such suit, action or proceeding in the Court of Common Pleas of Berks County. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) the United States District Court for the Eastern District of Pennsylvania, and in (ii) the Court of Common Pleas of Berks County. Each party hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any of the aforementioned courts that any such suit, action or proceeding has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.11 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 10.11 shall not constitute a general consent to service of process in the Commonwealth of Pennsylvania and shall have no effect for any purpose except as provided in this Section 10.11. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

     Section 10.12.   Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

     Section 10.13.   Remedies.

     (a)   Notwithstanding anything to the contrary contained in this Agreement, Parent’s and Merger Sub’s right to terminate this Agreement and receive, as applicable, the payment of the Termination Fee pursuant to Section 9.2(a), 9.2(b) or 9.2(c) and the amounts payable pursuant to Section 9.2(e) and 9.2(g) shall be the sole and exclusive monetary remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, shareholders, partners, members, directors, officers or agents except that if Parent terminates this Agreement pursuant to Section 9.1(d)(i) as a result of a breach of a covenant or agreement or other intentional breach on the part of the Company (a “Section 9.1(d)(i) Covenant Breach Termination”), the sole and exclusive monetary remedy of Parent and Merger Sub, if any, against the Company and its Subsidiaries and any of their respective Affiliates, shareholders, partners, members, directors, officers and agents shall be from the Company, and in such event the Company shall not be directly or indirectly liable for losses and damages arising from or in connection therewith in an aggregate amount in excess of the Termination Fee. The parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in all material respects by the Company in accordance with their specific terms or were otherwise materially breached (or the Company were to threaten such a breach). The Company irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Sub. Accordingly, the parties acknowledge that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the obligations of the Company under this Agreement. Whether or not Parent or Merger Sub seeks specific performance pursuant to the foregoing provisions or otherwise, in no event shall Parent or Merger Sub be entitled to Damages in excess of the amount of the Termination Fee. Upon the payment, as applicable, by the Company of the Termination Fee pursuant to Section 9.2(a), 9.2(b) or 9.2(c) and the amounts payable pursuant to Section 9.2(e) and 9.2(g) or which may be payable in respect of a Section 9.1(d)(i) Covenant Breach Termination, none of the Company and its Subsidiaries or any of their respective Affiliates, shareholders, partners, members, directors, officers or agents shall have any further monetary liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

     (b)   Notwithstanding anything to the contrary contained in this Agreement, the Company’s right to terminate this Agreement and receive, as applicable, payment of the Reverse Termination Fee pursuant to Section 9.2(d) and any amounts payable pursuant to Sections 7.2(a), 7.9(a) and 9.2(g) shall be the sole and exclusive monetary remedy of the Company and its Subsidiaries against Parent, Merger Sub and any of their respective Affiliates, shareholders, partners, members, directors, officers or agents. The parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in all material respects by Parent or Merger Sub in accordance with their specific terms or were otherwise materially breached (or Parent or Merger Sub were to threaten such a breach). Parent and Merger Sub irrevocably waive any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by the Company. Accordingly, the parties acknowledge that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the obligations of Parent and/or Merger Sub under this Agreement, including Parent’s obligation to cause the Equity Financing to be funded at the Closing if all of the conditions to Closing set out in Section 8.1 and Section 8.2 are satisfied (or are capable of being satisfied upon the Closing). Whether or not the Company seeks specific performance pursuant to the foregoing provision or otherwise, in no event shall the Company be entitled to Damages in an amount in excess of the Reverse Termination Fee. Upon the payment, as applicable, of the Reverse Termination Fee pursuant to Section 9.2(d) and any amounts payable pursuant to Sections 7.2(a), 7.9(a) and 9.2(g), none of the Parent or Merger Sub or any of their respective Affiliates, shareholders, partners, members, directors, officers or agents shall have any further monetary liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first written above.

PENN NATIONAL GAMING, INC.,

By: /s/ Peter M. Carlino
Name: Mr. Peter M. Carlino
Title: Chairman and Chief Executive Officer

PNG ACQUISITION COMPANY INC.,

By: /s/ William Donniger
Name: William Donniger
Title: Vice President

PNG MERGER SUB INC.,

By: /s/ William Donniger
Name: William Donniger
Title: Vice President